Exhibit 99

Contact        For Immediate Release
visionGATEWAY Inc.
Michael Emerson
(858) 794-1416
emersonmf@visiongateway.net

visionGATEWAY TO PROVIDE ITS INTERSCEPTER(TM) SOFTWARE WITH IBM HARDWARE
     THROUGH AN AGREEMENT WITH AVNET HALL-MARK'S ESP PROGRAM

visionGATEWAY will leverage Avnet Hall-Mark's ESP Program to Integrate, Market, Sell, Deliver and Finance the latest Internet Resource Management
     Solutions with INTERScepter(TM) Software and IBM Hardware.

SAN DIEGO, CA, May 26, 2004   visionGATEWAY Inc. (OTCBB: VGWA), today
announced that it will work with Avnet Hall-Mark's ESP program to deliver it's INTERScepter(TM) Internet Resource Management (IRM) Solution on IBM hardware solutions. Avnet ESP will facilitate the design, engineering, integration, marketing, sales, channel management and financing of visionGATEWAY's INTERScepter IRM solution on IBM hardware. Effectively, this new partnership is in response to the growing demands to alleviate the escalating problems of Internet usage in business, education and government marketplaces. This agreement builds on visionGATEWAY's strength in the IRM market - while leveraging the power, brand and performance of IBM and Avnet. The program is initially targeted at North American customers; however a similar arrangement is nearing completion for Australia.

"We are extremely pleased to be working with IBM and Avnet's ESP program to provide a simple, one-stop solution for customers who want to run customized visionGATEWAY products on IBM hardware," said Michael Emerson, Chief Executive Officer of visionGATEWAY Inc. "By working with Avnet ESP and their reseller partners, we will be able to streamline the fulfillment process for integrated, turnkey solutions for Internet Resource Management in all aspects of the market."

"visionGATEWAY is an emerging leader in the IRM software market and we look forward to working with them, " said Scott Abbott, Vice President, Business
Development at Avnet Hall-Mark, IBM Division.   "visionGATEWAY will now be
able to provide custom, turnkey IBM solutions   on demand.  In addition,
thanks to our rapid integration, delivery and validation services, they will also enjoy increased customer satisfaction, superior quality, peace of mind and just as important to them - better use of their working capital."

About Avnet Hall-Mark
Headquartered in Tempe, Arizona, Avnet Hall-Mark is an industry-leading, value-added distributor of enterprise servers, storage, software and services, marketing exclusively to the reseller channel. Through operations in the United States, Mexico and Canada, Avnet Hall-Mark provides solutions from industry-leading manufacturers including IBM, BMC Software, EMC, HP, IBM, Microsoft, Network Appliance, Oracle, StorageTek and VERITAS -- driving growth for partners and manufacturers.

Avnet Hall-Mark, IBM Division is part of the Avnet Technology Solutions operating group of Avnet Inc. (NYSE:AVT), one of the world's largest technology marketing, distribution and services companies. Avnet's sales for fiscal 2003 (year ended June 27) were $9.05 billion. For more information about Avnet Hall-Mark, visit: www.hallmark.avnet.com.

About visionGATEWAY Inc.
visionGATEWAY Inc. (OTCBB: VGWA) is an Enterprise Software Solutions company with global distribution capabilities. It is accelerating its growth in key
markets   USA, Asia, Europe and Australia.

visionGATEWAY develops and distributes the Internet Resource Management (IRM) software INTERScepter . It is a powerful business solution that helps improve the bottom line by assisting organizations in understanding, managing
and exploiting Internet usage and valuable resources   bandwidth, systems and
employee productivity.  INTERScepter    empowers managers to effectively
control, schedule and utilize costly Internet resources, while placing responsibility on users to self manage and modify their Internet usage behavior.
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